FEE WAIVER AGREEMENT

Limited Purpose Cash Investment Fund

(a series of UBS Series Funds)

787 Seventh Avenue

New York, New York 10019

Dated as of August 17, 2023

UBS Asset Management (Americas) Inc.

787 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

1.        Limited Purpose Cash Investment Fund (the “Fund”) is a series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of the Fund are annual rates expressed as a percentage of average daily net assets.

2.        You hereby agree that you will waive 0.06% of the 0.12% management fee otherwise payable to you by this Fund through August 31, 2024.

3.        This Agreement shall terminate automatically upon the termination of the management contract between you and the Company with respect to the Fund.

4.        This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUNDS, ON BEHALF OF ITS

LIMITED PURPOSE CASH INVESTMENT FUND

By: /s/ Keith A. Weller		By: /s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President and Secretary	Title:	Vice President and Assistant Secretary
The foregoing Agreement is hereby accepted as of August 17, 2023 UBS ASSET MANAGEMENT (AMERICAS) INC.
By: /s/ Joanne M. Kilkeary		By: /s/ Rose Ann Bubloski
Name:	Joanne M. Kilkeary	Name:	Rose Ann Bubloski
Title:	Executive Director	Title:	Director